UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

________________

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report:  August 21, 2006

(Date of earliest event reported)

Photon dynamics, INC.

(Exact name of registrant as specified in charter)

California	000-27234	94-3007502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5970 Optical Court

San Jose, California 95138-1400

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (408) 226-9900

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On August 21, 2006, Photon Dynamics, Inc. (the "Company") issued a press release, filed as Exhibit 99.1 hereto and incorporated herein by reference, announcing that the Company’s Board of Directors has approved the repurchase of up to an aggregate of 1.1 million shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Photon Dynamics, Inc.

Dated: August, 21, 2006	By:	/s/ Maureen L. Lamb
Maureen L. Lamb
Chief Financial Officer

Exhibit 99.1

Photon Dynamics Board of Directors Approves Stock Repurchase

SAN JOSE, Calif., August 21, 2006 — Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display market, today announced that its Board of Directors has approved the repurchase of up to an aggregate of 1.1 million shares of its Common Stock.

“This decision reflects our confidence in our company’s financial position, as well as in our market position and strategy for future growth,” said Jeff Hawthorne, the President and Chief Executive Officer of Photon Dynamics. “We believe that the repurchase program is a good investment of available funds and underscores our commitment to enhancing shareholder value."

The repurchases may be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market, at the discretion of management.  The repurchase program is expected to continue until the authorized amount is realized unless extended or shortened by the Board of Directors.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its website at www.photondynamics.com.